THIS EMPLOYMENT AGREEMENT IS DATED FEBRUARY 12, 2010

BETWEEN

PRO-TECT INC ("PRTT"), a corporation incorporated pursuant to the laws of the State of Nevada, United States of America, (referred to as the "Corporation")

- and –

Ramesha Sesha, a resident of New Jersey at 9113 Taylor Court, West Windsor, NJ 08550, (referred to as the "Employee").

EMPLOYMENT AGREEMENT

WHEREAS the Corporation wishes to engage the services of the Employee and the Employee wishes to provide such services to the Corporation;

AND WHEREAS the Corporation and the Employee have agreed that the employment of the Employee by the Corporation will be in accordance with the provisions of this Agreement.

NOW THEREFORE in consideration of the mutual covenants and undertakings contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Corporation and the Employee agree as follows:

SECTION 1  DEFINITIONS

1.1	In this Agreement,

(a)	“Acquiring Person” means an individual or entity;

(b)	“Acquired Patents’ means the patents listed in Exhibit A of the Patent Acquisition Agreement;

(c)	"Affiliate" has the meaning attributed to such term in SEC Rule 405 as the same may be amended from time to time, and any successor legislation thereto;

(d)
"Agreement" means this agreement and all schedules attached to this agreement, in each case as they may be amended or supplemented from time to time, and the expressions "hereof," "herein," "hereto," "hereunder," "hereby" and similar expressions refer to this agreement and unless otherwise indicated, references to sections are to sections in this agreement;

(e)	"Benefits" has the meaning attributed to such term in section 6;

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February 12, 2010

(f)	"Beneficially Own or Beneficial Owner" has the meaning set forth in Rule 13d-3 under the Securities Exchange Act of 1934;

(g)	"Board" means the members of the Board of Directors of PRTT on the Effective Date (subject, however, to clause (ii) of the definition of "Change of Control");

(h)	"Business Day" means any day, other than Saturday, Sunday or any holiday on which the employees of the Corporation are not required to report for work;

(i)	“Capitalization” means the immediate financing of the Corporation after the execution of this Agreement;

(j)	“Change of Control” means the occurrence of any one or more of the following:

(i)   Any Person becomes an Acquiring Person, except as the result of (A) any   acquisition of Voting Securities of PRTT by PRTT or (B) any acquisition of Voting Securities of PRTT directly from PRTT (as authorized by the Board of Directors of PRTT);

(ii)  Individuals who constitute the Incumbent Board cease for any reason to       constitute at least a majority of the Board of Directors of PRTT; and for this purpose, any individual who becomes a member of the Board of Directors of PRTT after the Effective Date whose election, or nomination for election by holders of PRTT's Voting Securities, was approved by the vote of at least a majority of the individuals then constituting the Incumbent Board shall be considered a member of the Incumbent Board;

(iii) The consummation of a reorganization, merger, share exchange consolidation, or sale or disposition of all or substantially all of the assets of the PRTT, in any case, the Persons who or which Beneficially Own the Voting Securities of PRTT immediately before that transaction Beneficially Own, directly or indirectly, immediately after the transaction, at least 75% of the Voting Securities of PRTT or any other corporation or other entity resulting from or surviving the transaction (including a corporation or other entity which, as the result of the transaction, owns all or substantially all of Voting Securities of PRTT or all or substantially all of PRTT's assets, either directly or indirectly through one or more subsidiaries) insubstantially the same proportion as their respective ownership of the Voting Securities of  PRTT immediately before that transaction;

iv) PRTT's shareholders approve a complete liquidation or dissolution of PRTT; or

v ) A sale of fifty percent (50%) or more of the assets of PRTT;

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February 12, 2010

(k)
"Confidential Information" means all confidential or proprietary information, intellectual property (including trade secrets) and confidential facts relating to the business or affairs of the Corporation or any of its Subsidiaries, including, without limitation, business, financing or marketing plans, any aspects of sourcing supplies and materials, information with respect to suppliers, intermediates, manufacturing or production, technical specifications, know-how, data, formulae, patent applications, personnel information pertaining to PRTT or its employees, independent consultants;

(l)	"Date of Termination" has the meaning attributed to it in subsection 8.2;

(m)
"Disability" means the mental or physical state of the Employee such that the Employee has been unable as a result of illness, disease, mental or physical disability or similar cause to fulfill his obligations under this Agreement for consecutive period of 3 months in any consecutive 12 month period;

(n)	"Effective Date" means Date of Initial Capitalization after the execution of this Agreement;

(o)	"Employment Period" means the period between the Effective Date and the Date of Termination;

(p)	"Good Reason" means:

(i)
any material change or series of material changes in the responsibilities or status of the Employee with the Corporations, such that immediately after such change or series of changes the reporting structure or roles or responsibilities or designation or status of the Employee is materially diminished in comparison to his responsibilities and status immediately prior to such change or series of changes; or

(ii)
the taking of any action by the Corporations which would materially adversely affect the Employee's participation in, or materially reduce the Employee's Salary, Benefits and other similar plans in which the Employee is participating at the date hereof (or such other plans as may be implemented after the date hereof that provide the Employee with substantially similar benefits), or the taking of any action by the Corporations which would deprive the Employee of any material fringe benefit enjoyed by him at the date hereof; or

(iii)	in the event of a Change of Control;

(q)	“Handbook” means the employment policies and procedures of the Corporation;

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(r)	"Just Cause" means a determination by the Board of the Corporation, acting in good faith but made in the sole discretion of the Board of the Corporation:

(i)	a material breach by the Employee of his obligations under this Agreement other than performance;

(ii)	disloyal behavior, including, without limitation, fraud, embezzlement, theft, conviction of a felony, proven dishonesty in the course of his employment;

(iii)	the disclosure of trade secrets or Confidential Information, except as is strictly required in the course of the performance the Employee's duties under this Agreement;

(s)	“Patent Acquisition Agreement” means that certain agreement entered into by and between the Corporation and Nectid Inc., as of the same date as this Agreement;

(t)
"Person" means any individual, partnership, limited partnership, joint venture, syndicate, sole proprietorship, company or corporation with or without share capital, unincorporated association, trust, trustee, executor, administrator or other legal personal representative, regulatory body or agency, government or governmental agency, authority or entity however designated or constituted;

(u)	“Products” means products and services developed during the commercialization of the Acquired Patents;

(v)	“Round of Financing” means each time the Corporation raises money to fund its business;

(w)	“Salary” means the annual cost, including bonus and benefits, of the Employee to the Corporation;

(x)	“Senior Management” means the President& Chief Executive Officer;

(y)	“Stock Option” means an option to acquire Corporation’s Common Stock granted under an equity plan approved by the Board Of Directors for the Senior Management;

(z)
“Subsidiary or Subsidiaries” means any corporation, company, partnership, organization or other entity of which the securities or other ownership interests having a majority of the ordinary voting power in electing the board of directors or other governing body are, at the time of such determination, owned by a company or another Subsidiary;

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February 12, 2010

(aa)
“Voting Securities” means shares of common or preferred stock, general or limited partnership shares or interests, or similar interests if the shares or interest, by statute, charter, or in any manner, entitle the holder:

(i)	To vote for or to select directors, trustees, or partners (or persons exercising similar functions of the issuing company); or

(ii)	To vote on or to direct the conduct of the operations or other significant policies of the issuing company;

(bb)	“Warrant” means a right that entitles the Employee to buy one share of common stock of the Corporation at a price per share to be determined by the Board;

(cc)	"Year of Employment" means any 12 month period commencing on the January 1 of the year under consideration.

SECTION 2  EMPLOYMENT OF THE EMPLOYEE

2.1
The Corporation shall employ the Employee, and the Employee shall serve the Corporation in the position of Chief Operating Officer reporting to Board of Directors on the conditions and for the remuneration hereinafter set out.  During the employment Term, the Employee shall have such responsibilities, duties and authority, and shall render such services for and in connection with the Corporation and its subsidiaries and affiliates as are customary in such position and as the Board of Directors of the Corporation shall from time to time reasonably direct. During the Employment Period, the Employee shall serve as a member of the Board of Directors of the Corporation. The Employee shall devote the Employee's full business time and attention exclusively to the business of the Corporation and shall use best efforts to faithfully carry out the Employee's duties and responsibilities hereunder. The Employee shall comply with all personnel policies and procedures of the Corporation as the same now exist or may be hereafter implemented by the Corporation from time to time, including those policies contained in the Corporation's employee manual or handbook which sets forth policies and procedures generally for employees of the Corporation ("Handbook") to the extent not inconsistent with this Agreement.

SECTION 3  PERFORMANCE OF DUTIES

3.1
During the Employment Period, the Employee shall faithfully, honestly, and diligently serve PRTT and its Subsidiaries and Affiliates as contemplated above.  The Employee shall devote all of his working time and attention to his employment hereunder and shall use his best efforts to promote the interests of the Corporation.

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Ram Sesha
February 12, 2010

SECTION 4  TERM OF EMPLOYMENT

4.1	The Employee's employment shall commence on the Effective Date and shall end three (3) years from the Effective Day (the "Initial Term"), unless earlier terminated in accordance with section 8.1.

4.2
Upon completion of the Initial Term, the Employee's employment with PRTT shall continue on an indefinite basis, unless either party has provided to the other a written notice of non-renewal no less than three (3) months prior to the end of the Initial Term. Should such written notice of non-renewal be provided, the compensation terms of sub-sections 8.3, 8.5, and 8.6 shall apply.

SECTION 5  REMUNERATION

5.1
Base Salary. The Corporations shall pay the Employee an annual salary calculated at the rate of $250,000 (USD) per annum for the first year of employment, $300,000 (USD) per annum for the second year of employment and $350,000 (USD) per annum for the third year of employment, payable bimonthly in equal installments in arrears according to the Corporation’ regular payroll practices, provided that the Employee's base salary shall not be less than the base salary of the President and Chief Executive Officer of the Corporation or any of its subsidiaries.

5.2
Base Salary Revision. The annual Base Salary is reviewed every year on or before the January 1, unless the Employee’s employment is terminated in accordance with this agreement, by the Board of Directors of the Corporation, to determine if the Base Salary should be increased for the following year in recognition of the Services to the Corporation; provided that, the Employee's base salary shall not be less than the base salary of the President and Chief Executive Officer of the Corporation or any of its subsidiaries.

5.3
Bonus Remuneration.  The Employee shall, in respect of each Year of Employment during the Employment Period, be entitled to receive such bonus remuneration, if any, as the Board of Directors of PRTT, in its sole discretion (“Bonus”), may authorize for the Senior Management.

5.4
Warrants.     The Employee shall be issued Warrants, in respect of each Round of Financing of the Corporation, to fund the development of Products to commercialize the Acquired Patents listed in the Exhibit A. The number of Warrants issued by the Corporation to the Employee in each round of Financing shall not be less than 20% of Issued Shares in the said Round of Financing.

5.5
Stock Options. The Employee shall have Stock Options as applicable to the stock options provided for the Senior Management of the Corporation from time to time by the Board of Directors of the Corporation.

Employment Agreement
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February 12, 2010

5.6
Benefits.  The Corporation shall provide to the Employee the benefits health, life, and disability insurance, car allowance and 401K that are provided to Senior Management employees of the Corporation from time to time (the "Benefits"'), such Benefits to be provided in accordance with and subject to the terms and conditions of the applicable plan relating thereto in effect from time to time

5.7
Working Facilities. The Corporation shall furnish the Employee with such office space, equipment, technical, secretarial and clerical assistance and such other facilities, services and supplies as shall be reasonably necessary to enable the Employee to perform the duties required of the Employee hereunder in an efficient and professional manner and such facilities will be subject to the approval of the Corporation’s Chief Executive Officer.

SECTION 6: EXPENSES

6.1
Subject to the terms of the Corporation’s expense policy, the Corporation shall pay, or reimburse the Employee for, all travel and out-of-pocket expenses reasonably incurred or paid by the Employee in the performance of his duties and responsibilities, upon presentation of expense statements or receipts or such other supporting documentation as the Corporation may reasonably require. The Employee is entitled to undertake air travel by business class.  All travel arrangements and expenses will be subject to prior approval by the Corporation’s Chief Executive Officer.

SECTION 7  VACATION

7.1
The Employee shall be entitled during each Year of Employment during the Employment Period to vacation with pay of four (4) weeks.  Vacation shall be taken by the Employee in consultation with Senior Management or at such time(s) as may be acceptable to the Corporation.

SECTION 8  TERMINATION

8.1	Termination. The Employee's employment may be terminated at any time:

(a)	by the Corporation, at any time, without prior notice and without obligation to the Employee, for reasons of Just Cause, without notice or compensation in lieu;

(b)	by the Corporation providing a notice of non-renewal pursuant to Subsection 4.2 above;

(c)	by the Employee, providing notice of non-renewal pursuant to Subsection 4.2 above;

(d)	after the Initial Term, by the Corporation providing three (3) month’s advance written notice of termination;

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(e)	by the Employee, by providing one (1) month's written notice of resignation for Good Reason;

(f)	by the Employee, for any reason other than Good Reason, by providing one (1) month’s written notice of resignation; or

(g)	by the Death or Disability of the Employee.

8.2	Date of Termination. For the purposes of this Agreement, the date on which the Employee's employment shall be terminated shall be:

(a)	in the case of termination under subsection 8.1(a), the day the Employee is deemed, under subsection 14.1, to have received notice from the Corporations of such termination;

(b)	in the case of termination under subsections 8.1(b) or 8.1(c), upon the end of the Initial Term;

(c)	in the case of termination under subsections 8.1(d), 8.1(e), or 8.1(f), on the date on which the referable notice period ends; and

(d)	in the event of the Death or Disability of the Employee, on the date of his Death or Disability as certified by a qualified medical doctor.

8.3
Severance payment upon Termination under subsections 8.1(b) or 8.1 (d) or 8.1 (g). Where the Employee's employment under this Agreement has been terminated pursuant to subsections 8.1(b) or 8.1 (d) or 8.1 (g), the Employee shall be entitled, upon receipt by the Corporation of a Release in favor of the Corporation, their officers, directors, employees, attorneys, and agents in a form reasonably acceptable to the Corporation, to a severance payment equal to two (2) year’s Salary, less any amounts owing by the Employee to the Corporation for any reason, which payment shall constitute full and final satisfaction of the Corporation’ severance obligations to the Employee.

8.4
Severance payment upon Termination under subsections 8.1(e). Where the Employee’s employment under this Agreement has been terminated pursuant to subsection 8.1(e) as a consequence of a Change of Control, the Employee shall be entitled, upon receipt by the Corporations of a Release in favor of the Corporation, their officers, directors, employees, attorneys, and agents in a form reasonably acceptable to the Corporation, to a lump sum payment equal to three (3) years Salary, less any amounts owing by the Employee to the Corporation for any reason, which payment shall constitute full and final satisfaction of the Corporation’s severance obligations to the Employee.

8.5
Benefits upon Termination. If the employment of the Employee is terminated pursuant to any subsections of Section 8, save for 8.1 (a), the Corporation shall for a period of twelve (12) months following the Effective Date:

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(a)	Continue the Employee on all Benefits, save and except those which they are unable to continue due to restrictions in the terms and conditions of the applicable group policy; and

(b)
Where the Corporation are unable or unwilling to continue the Employee on Benefits, shall reimburse the Employee for the cost of obtaining replacement Benefits for the said twelve (12) month period, where replacement benefits are available; and

(c)
The Corporation's obligations under this section shall terminate from the date that the Employee first becomes enrolled after termination of employment with the Corporation for similar coverage under another employer's plan.

(d)
In the event of the Termination due to Employee's death, the subsections 8.5 (a) and 8.5 (b) shall transfer to Employee’s dependants, and be exercised or enforced, as the case may be, by the estate or personal representative of the Employee.

(e)
In the event of Employee's death, all rights and benefits granted hereunder shall transfer to and be exercised or enforced, as the case may be, by the estate or personal representative of the Employee.

8.6
No obligation to mitigate. The Employee shall not be required to mitigate the amount of any payment or Benefits provided for in this Agreement by seeking other employment or otherwise, nor (except as specifically provided herein), shall the amount of any payment provided for in this Agreement be reduced by any compensation earned by the Employee as a result of employment by another employer after termination or otherwise.

8.7	Warrants: If the employment of the Employee is terminated pursuant to any subsections of Section 8, save for 8.1(e), all the Warrants, if any, granted to the Employee vest immediately.

8.8
Restricted Stock Units: If the employment of the Employee is terminated pursuant to any subsections of Section 8, save for 8.1(e), all the Restricted Stock Units, if any, granted to the Employee vest immediately.

8.9
Stock Options. If the employment of the Employee is terminated for any reason, except for subsection 8.1 (a), all the options, granted to the Employee, if any, vest immediately and shall immediately become exercisable in full.

SECTION 9  NON-COMPETITION

9.1
The Employee shall not during (i) the Employment Period;, directly or indirectly, in any manner whatsoever including, without the express written permission of the Corporation, either individually, or in partnership, jointly or in conjunction with any other Person, or as employee, principal, agent, director or shareholder:

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(a)
be engaged by or with any Person involved in a business in Canada, the United States, or any country in the European Union which competes, directly or indirectly, with the Corporation or any of their Affiliates or Subsidiaries;

(b)
have any financial or other interest (including an interest by way of royalty or other compensation arrangements) in or in respect of the business of any Person in Canada, the United States, or any country in the European Union, which competes, directly or indirectly, with the Corporations or any of their Affiliates or Subsidiaries; or

(c)
advise, lend money to, guarantee the debts or obligations of or permit the use of the Employee's name or any parts thereof by any Person engaged in a business which competes, directly or indirectly, in Canada, the United States, or any country in the European Union, with the Corporation or any of their Affiliates or Subsidiaries.

9.2
Notwithstanding Section 9.1, nothing herein shall prevent the Employee from owning the issued shares of a corporation or an s-corporation or an LLC or LLP, including the shares of which are listed on a recognized stock exchange or traded in an over the counter market, which carries on a business which is the same as or substantially similar to or which competes with or would compete with the business of the Corporation or any of their Affiliates or Subsidiaries.

SECTION 10  NO SOLICITATION OF CUSTOMERS, ETC

10.1
During Employment. The Employee shall not, during the Employment Period,  without the written permission of the Corporation, directly or indirectly, contact or solicit any customer or supplier or business partner of the Corporation or any of their Affiliates or Subsidiaries for the purpose of selling to those customers, suppliers, or business partners any products or services whatsoever.  For the purposes of section 10.1, a "customer or supplier of business partner" shall mean any Person who has purchased services or products from, or supplied services or products to, or entered into a strategic business alliance with, the Corporation or any of their Affiliates or Subsidiaries, any time during the Employment Period or, to the knowledge of the Employee, at any time prior to the Employment Period.

SECTION 11  NO SOLICITATION OF EMPLOYEES

11.1
The Employee shall not, either during (i) the Employment Period or (ii) for a period of one (1) year after the Termination Date, directly or indirectly, employ or retain as an independent contractor any employee of the Corporation or any of their Affiliates or Subsidiaries or induce or solicit, or attempt to induce, any such person to leave his/her employment.

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SECTION 12  CONFIDENTIALITY

12.1
The Employee shall not, either during the Employment Period or at any time thereafter, directly or indirectly, use or disclose to any Person any Confidential Information; provided, however, that nothing in this section shall preclude the Employee from disclosing or using Confidential Information if:

(a)	the Confidential Information is available to the public or in the public domain at the time of such disclosure or use, without breach of this Agreement; or

(b)	disclosure of the Confidential Information is required to be made by any law, regulation, governmental body, or authority or by court order.

12.2
The Employee acknowledges and agrees that the obligations of confidentiality are to remain in effect in perpetuity and shall exist and continue in full force and effect notwithstanding any breach or repudiation, or alleged breach or repudiation, by the Corporation of this Agreement.

12.3
The Employee and the Corporation explicitly acknowledge that notwithstanding anything else in the Agreement, the Employee will continue to be bound to the terms and conditions of the Confidential Information and Invention Assignment Agreement that he executed contemporaneous with the execution and delivery of this Agreement.

SECTION 13  REMEDIES

13.1
The Employee acknowledges that a breach or threatened breach by the Employee of the provisions of any of Sections 9 to 12 inclusive will result in the Corporation and their shareholders suffering irreparable harm which is not capable of being calculated and which cannot be fully or adequately compensated by the recovery of damages alone.  Accordingly, the Employee agrees that the Corporation shall be entitled to temporary and permanent injunctive relief, specific performance and other equitable remedies, in addition to any other relief to which the Corporation may become entitled.

SECTION 14  NOTICES

14.1
Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be given by prepaid first-class mail, by facsimile or other means of electronic communication or by hand-delivery as hereinafter provided, except that any notice of termination by the Corporation under sub-subsections 8.1(a), 8.1(b), or 8.1(d) shall be hand-delivered or given by registered mail.  Any such notice or other communication, if mailed by prepaid first-class mail, shall be deemed to have been received on the fourth Business Day after the post-marked date thereof, or if mailed by registered mail, shall be deemed to have been received on the day such mail is delivered by the post office, or if sent by facsimile or other means of electronic communication, shall be deemed to have been received on the Business Day following the sending, or if delivered by hand shall be deemed to have been received at the time it is delivered to the applicable address noted below either to the individual designated below or to an individual at such address having apparent authority to accept deliveries on behalf of the addressee.  Notice of change of address shall also be governed by this section.  Notices and other communications shall be addressed as follows:

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a)           if to the Employee:

Ramesha Sesha
9113 Taylor Court
West Windsor, NJ 08550

b)           if to the Corporation:

Pro-Tect Inc
c/o Leonard E. Neilson, Attorney at Law, 8160 South Highland Drive, Suite 104,
Salt Lake City, Utah

SECTION 15  GENERAL

15.1	Headings. The inclusion of headings in this Agreement is for convenience of reference only and shall not affect the construction or interpretation hereof.

15.2
Severability. Each of the provisions contained in this Agreement is distinct and severable and a declaration of invalidity or unenforceability of any such provision by a court of competent jurisdiction shall not affect the validity or enforceability of any other provision hereof.

15.3
Entire Agreement. This Agreement, including Exhibits "A" and “B” of the Patent Acquisition Agreement, constitutes the entire agreement between the parties pertaining to the subject matter of this Agreement.  This Agreement supersedes and replaces all prior agreements, if any, written or oral, with respect to the Employee's employment by the Corporation and any rights which the Employee may have by reason of any such prior agreement or by reason of the Employee's prior employment, if any, by the Corporation.  There are no warranties, representations or agreements between the parties in connection with the subject matter of this Agreement except as specifically set forth or referred to in this Agreement.

15.4
Waiver, Amendment. Except as expressly provided in this Agreement, no amendment or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby.  No waiver of any provision of this Agreement shall constitute a waiver of any other provision nor shall any waiver of any provision of this Agreement constitute a continuing waiver unless otherwise expressly provided.

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15.5	Currency. Except as expressly provided in this Agreement, all amounts in this Agreement are stated and shall be paid in U.S. currency.

15.6
Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, USA without regard to its conflict of laws rules, which are deemed inapplicable herein.  The parties hereto irrevocably consent to the personal jurisdiction of the courts of the State of New York.

15.7
Counterparts. This Agreement may be signed in counterparts, and each of such counterparts shall constitute an original document, and such counterparts, taken together, shall constitute one and the same instrument.

15.8	Copy of Agreement. The Executive hereby acknowledges receipt of a copy of this Agreement duly signed by the Corporation.

IN WITNESS WHEREOF the parties hereto have duly executed and delivered this Agreement.

Pro-Tect, Inc.		Employee

By:
Name:		Name:	Ramesha Sesha
Title:	President &
Chief Executive Officer